UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 23, 2010 (June 21, 2010)
Date of Report (Date of earliest event reported)
FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	1-13102 (Commission File Number)	36-3935116 (I.R.S. Employer Identification No.)
311 S. Wacker Drive, Suite 3900
Chicago, Illinois 60606
(Address of principal executive offices, zip code)
(312) 344-4300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
As previously reported, on October 24, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of First Industrial Realty Trust, Inc. (the “Company”) committed the Company to a plan to reduce organizational and overhead costs (the “Plan”). Also as previously reported, the Committee and/or the Board of Directors of the Company made certain modifications to the Plan consisting of further organizational and overhead cost reductions on December 12, 2008, February 25, 2009, and September 25, 2009. On June 21, 2010, the Committee committed the Company to certain additional modifications to the Plan consisting of further organizational and overhead cost reductions that the Company believes will be necessary to offset the loss of income expected to result from the anticipated transfer of the Company’s interests in certain of its joint ventures to one of its joint venture partners (the “Transfer”). These further organizational and overhead cost reductions would be implemented following the Transfer, which the Company expects to occur in the third quarter of 2010. However, the Company continues to negotiate with its joint venture partner over the terms of the Transfer and there can be no assurance as to the timing or occurrence of the Transfer. In the event the Transfer does not occur, the Committee could revoke the modifications to the Plan contemplated herein.
The cost reductions associated with the original Plan and its December 12, 2008, February 25, 2009 and September 25, 2009 modifications resulted in pre-tax charge to earnings through March 31, 2010 of approximately $35.4 million, consisting primarily of approximately $30.0 million in one-time termination benefits and approximately $5.4 million in office closing costs and other costs. These cost reductions resulted in cash expenditures of approximately $20.4 million, which were paid during the fourth quarter of 2008, the year ended 2009 and the first quarter 2010, and non-cash charges of approximately $12.5 million due to the accelerated vesting of restricted stock. In connection with the 2008 and 2009 modifications to the Plan, the Company expects to have cash expenditures of $3.0 million paid out over subsequent periods, which includes $0.5 million of restructuring costs which will be recognized in future periods.
The Company estimates that the additional pre-tax charge to earnings associated with the third quarter 2010 modifications to the Plan will range between $1.0 million and $1.2 million, consisting primarily of between approximately $0.8 million and $0.9 million in one-time termination benefits and between approximately $0.2 million and $0.3 million in office closing costs and other costs. Of those additional pre-tax charges to earnings associated with the third quarter 2010 modifications to the Plan, between approximately $0.9 million and $1.0 million are expected to be cash expenditures, approximately $0.6 million and $0.7 million of which will be paid by the end of the third quarter of 2010, with the balance paid over subsequent periods. The balance of those additional pre-tax charges to earnings (between approximately $0.1 million and $0.2 million) are expected to be non-cash charges due to the accelerated vesting of restricted stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.
	By:	/s/ Scott A. Musil
		Name:	Scott A. Musil
Date: June 23, 2010		Title:	Acting Chief Financial Officer (Principal Financial Officer)